Earnings Release November 02, 2021
Holly Energy Partners, L.P. Reports Third Quarter Results
•Reported net income attributable to HEP of $49.2 million or $0.46 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $77.6 million and Adjusted EBITDA of $83.3 million
Dallas, Texas -- Holly Energy Partners, L.P. ("HEP" or the "Partnership") (NYSE: HEP) today reported financial results for the third quarter of 2021. Net income attributable to HEP for the third quarter of 2021 was $49.2 million ($0.46 per basic and diluted limited partner unit), compared to $17.8 million ($0.17 per basic and diluted limited partner unit) for the third quarter of 2020.
Net income attributable to HEP for the third quarter of 2020 included a goodwill impairment charge of $35.7 million related to our Cheyenne business unit and a $6.1 million gain related to HEP's pro-rata share of a business interruption insurance claim settlement resulting from a loss at HollyFrontier Corporation's ("HollyFrontier") Woods Cross refinery. Excluding these items, net income attributable to HEP for the third quarters of 2021 and 2020 were $49.2 million ($0.46 per basic and diluted limited partner unit) and $47.4 million ($0.45 per basic and diluted limited partner unit), respectively. The increase in earnings was mainly due to higher interest income associated with sales-type leases, higher equity in earnings from our joint ventures and lower depreciation expense partially offset by lower revenues and higher operating expenses.
Distributable cash flow was $66.8 million for the third quarter of 2021, a decrease of $10.1 million, or 13.1% compared to the third quarter of 2020. HEP declared a quarterly cash distribution of $0.35 per unit on October 21, 2021.
Commenting on our 2021 third quarter results, Michael Jennings, Chief Executive Officer, stated, "HEP delivered solid results in the quarter, supported by record volumes on the SLC and Frontier pipelines in the Rockies region, in addition to on going strength in our terminal and storage systems. During the quarter, we completed the Cushing Connect Pipeline project and continued to execute our deleveraging plan. Looking forward, we continue to make progress on the Frontier Pipeline expansion and expect completion later this year."
Impact of COVID-19 on Our Business
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve. The impact of the COVID-19 pandemic on the global macroeconomy created diminished demand, as well as lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Since the declines in demand at the beginning of the COVID-19 pandemic, we began to see improvement in demand for these products and services beginning late in the second quarter of 2020 that continued through the third quarter of 2021, with aggregate volumes approaching pre-pandemic levels. We expect our customers will continue to adjust refinery production levels commensurate with market demand, and with the increasing availability of vaccines, we believe there is a path to a fulsome recovery in demand in 2021. For additional details of the impact of COVID-19 on our business, please see our Form 10-Q for the quarter ended September 30, 2021.

Third Quarter 2021 Revenue Highlights
Revenues for the third quarter were $122.6 million, a decrease of $5.1 million compared to the third quarter of 2020. The decrease was mainly due to lower on-going revenues on our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production, reclassifications of certain tariffs and fees from revenue to interest income under sales-type lease accounting and a 3% decrease in overall crude and product pipeline volumes.

•Revenues from our refined product pipelines were $27.5 million, a decrease of $0.9 million compared to the third quarter of 2020. Shipments averaged 162.3 thousand barrels per day ("mbpd") compared to 179.6 mbpd for the third quarter of 2020. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HollyFrontier's Navajo refinery and our pipelines servicing Delek's Big Spring refinery.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the third quarter of 2020. Shipments averaged 136.4 mbpd for the third quarter of 2021 compared to 142.8 mbpd for the third quarter of 2020. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HollyFrontier's Navajo refinery while revenue remained constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $32.3 million, consistent with the third quarter of 2020. Shipments averaged 408.0 mbpd compared to 404.3 mbpd for the third quarter of 2020. The increase in volumes was mainly attributable to our crude pipeline systems in Wyoming and Utah.

•Revenues from terminal, tankage and loading rack fees were $33.3 million, a decrease of $5.7 million compared to the third quarter of 2020. Refined products and crude oil terminalled in the facilities averaged 472.2 mbpd compared to 459.3 mbpd for the third quarter of 2020. The increase in volumes was mainly the result of higher throughputs at HollyFrontier's El Dorado refinery. Revenues decreased mainly due to lower on-going revenues on our Cheyenne assets as a result of the conversion of the HollyFrontier Cheyenne refinery to renewable diesel production and reclassifications of certain tariffs and fees from revenue to interest income under sales-type lease accounting.

•Revenues from refinery processing units were $21.9 million, an increase of $1.5 million compared to the third quarter of 2020, and throughputs averaged 72.3 mbpd compared to 62.0 mbpd for the third quarter of 2020. The increase in volumes was mainly due to increased throughput for both our Woods Cross and El Dorado processing units. Revenues increased mainly due to higher natural gas recoveries in revenues. Revenues did not increase in proportion to the increase in volumes mainly due to contractual minimum volume guarantees.
Nine Months Ended September 30, 2021 Revenue Highlights
Revenues for the nine months ended September 30, 2021, were $376.0 million, an increase of $5.6 million compared to the nine months ended September 30, 2020. The increase was mainly attributable to increased volumes on our crude pipeline systems in Wyoming and Utah, the recognition of the $10 million termination fee related to the termination of HollyFrontier's minimum volume commitment on our Cheyenne assets and higher revenues on our refinery processing units partially offset by lower on going revenues on our Cheyenne assets and our pipelines servicing Delek's Big Spring refinery as well as reclassifications of certain tariffs and fees from revenue to interest income under sales-type lease accounting.

•Revenues from our refined product pipelines were $84.7 million, a decrease of $3.7 million compared to the nine months ended September 30, 2020. Shipments averaged 165.8 mbpd compared to 172.6 mbpd for the nine months ended September 30, 2020. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing Delek's Big Spring refinery.

•Revenues from our intermediate pipelines were $22.6 million, an increase of $0.1 million compared to the nine months ended September 30, 2020. Shipments averaged 131.9 mbpd compared to 137.8 mbpd for the nine months ended September 30, 2020. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HollyFrontier's Tulsa refinery while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $94.9 million, an increase of $8.0 million compared to the nine months ended September 30, 2020. Shipments averaged 393.0 mbpd compared to 380.1 mbpd for the nine months ended September 30, 2020. The increases were mainly attributable to increased volumes on our crude pipeline systems in Wyoming and Utah.

•Revenues from terminal, tankage and loading rack fees were $108.4 million, a decrease of $4.4 million compared to the nine months ended September 30, 2020. Refined products and crude oil terminalled in the facilities averaged 436.9 mbpd compared to 451.0 mbpd for the nine months ended September 30, 2020. Volumes decreased mainly as a result of lower throughputs at HollyFrontier's Tulsa refinery as well as the cessation of petroleum refinery operations at HollyFrontier's Cheyenne refinery. Revenues decreased mainly as a result of reclassifications of certain tariffs and fees from revenue to interest income under sales-type lease accounting.

•Revenues from refinery processing units were $65.4 million, an increase of $5.6 million compared to the nine months ended September 30, 2020. Throughputs averaged 69.9 mbpd compared to 60.6 mbpd for the nine months ended September 30, 2020. The increase in volumes was mainly due to increased throughput for both our Woods Cross and El Dorado processing units. Revenues increased mainly due to higher recovery of natural gas costs as well as higher throughputs.

Operating Costs and Expenses Highlights
Operating costs and expenses were $68.5 million and $218.8 million for the three and nine months ended September 30, 2021, representing decreases of $35.7 million and $9.3 million from the three and nine months ended September 30, 2020, respectively. The third quarter decrease was mainly due to the goodwill impairment charge related to our Cheyenne reporting unit in 2020, lower property taxes and lower maintenance costs partially offset by higher employee costs and natural gas costs. The year to date decrease was mainly due to the goodwill impairment charge related to our Cheyenne reporting unit in 2020 and lower property taxes partially offset by higher employee costs, maintenance costs, pipeline rental costs and natural gas costs.
Interest expense was $13.4 million and $40.6 million for the three and nine months ended September 30, 2021, representing decreases of $0.7 million and $5.1 million, from the three and nine months ended September 30, 2020, respectively. The decreases were mainly due to lower average borrowings outstanding under our senior secured revolving credit facility and refinancing our $500 million aggregate principal amount of 6.0% senior notes due 2024 with $500 million aggregate principal amount of 5.0% senior notes due 2028.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://events.q4inc.com/attendee/931953223

An audio archive of this webcast will be available using the above noted link through November 16, 2021.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:
•HollyFrontier’s and the Partnership’s ability to successfully close the pending acquisition of Sinclair Oil Corporation and Sinclair Transportation Company (collectively, “Sinclair”, and such transactions, the “Sinclair Transactions”), or once closed, integrate the operations of Sinclair with its existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;
•the satisfaction or waivers of the conditions precedent to the proposed Sinclair Transactions, including without limitation, the receipt of the HollyFrontier stockholder approval for the issuance of HF Sinclair common stock at closing and regulatory approvals (including clearance by antitrust authorities necessary to complete the Sinclair Transactions on the terms and timeline desired);
•risks relating to the value of HEP’s limited partner common units to be issued at the closing of the Sinclair Transactions from sales in anticipation of closing and from sales by the Sinclair holders following the closing of the Sinclair Transactions;
•the cost and potential for delay in closing as a result of litigation against us or HollyFrontier challenging the Sinclair Transactions;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HollyFrontier, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;

•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2021 and 2020.

	Three Months Ended September 30,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,702	$18,619	$83
Affiliates – intermediate pipelines	7,537	7,537	—
Affiliates – crude pipelines	19,536	20,218	(682)
	45,775	46,374	(599)
Third parties – refined product pipelines	8,799	9,812	(1,013)
Third parties – crude pipelines	12,780	12,106	674
	67,354	68,292	(938)
Terminals, tanks and loading racks:
Affiliates	29,436	34,215	(4,779)
Third parties	3,881	4,821	(940)
	33,317	39,036	(5,719)

Refinery processing units - Affiliates	21,913	20,403	1,510

Total revenues	122,584	127,731	(5,147)
Operating costs and expenses
Operations	42,793	40,003	2,790
Depreciation and amortization	21,826	26,190	(4,364)
General and administrative	3,849	2,332	1,517
Goodwill impairment	—	35,653	(35,653)
	68,468	104,178	(35,710)
Operating income	54,116	23,553	30,563

Equity in earnings of equity method investments	3,689	1,316	2,373
Interest expense, including amortization	(13,417)	(14,104)	687
Interest income	6,835	2,803	4,032
Gain on sale of assets and other	77	7,465	(7,388)
	(2,816)	(2,520)	(296)
Income before income taxes	51,300	21,033	30,267
State income tax benefit (expense)	4	(34)	38
Net income	51,304	20,999	30,305
Allocation of net income attributable to noncontrolling interests	(2,144)	(3,186)	1,042
Net income attributable to Holly Energy Partners	$49,160	$17,813	$31,347
Limited partners’ earnings per unit – basic and diluted	$0.46	$0.17	$0.29
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$77,564	$55,338	$22,226
Adjusted EBITDA(1)	$83,270	$86,435	$(3,165)
Distributable cash flow(2)	$66,810	$76,894	$(10,084)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	115,507	119,403	(3,896)
Affiliates – intermediate pipelines	136,398	142,817	(6,419)
Affiliates – crude pipelines	271,717	270,840	877
	523,622	533,060	(9,438)
Third parties – refined product pipelines	46,834	60,203	(13,369)
Third parties – crude pipelines	136,247	133,487	2,760
	706,703	726,750	(20,047)
Terminals and loading racks:
Affiliates	419,665	401,904	17,761
Third parties	52,541	57,355	(4,814)
	472,206	459,259	12,947

Refinery processing units - Affiliates	72,297	62,016	10,281

Total for pipelines and terminal assets (bpd)	1,251,206	1,248,025	3,181

.

	Nine Months Ended September 30,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$56,520	$55,004	$1,516
Affiliates – intermediate pipelines	22,564	22,486	78
Affiliates – crude pipelines	58,241	59,922	(1,681)
	137,325	137,412	(87)
Third parties – refined product pipelines	28,188	33,360	(5,172)
Third parties – crude pipelines	36,667	26,946	9,721
	202,180	197,718	4,462
Terminals, tanks and loading racks:
Affiliates	95,431	100,711	(5,280)
Third parties	12,955	12,103	852
	108,386	112,814	(4,428)

Refinery processing units - Affiliates	65,436	59,860	5,576

Total revenues	376,002	370,392	5,610
Operating costs and expenses
Operations	126,226	109,721	16,505
Depreciation and amortization	71,894	75,202	(3,308)
General and administrative	9,664	7,569	2,095
Goodwill impairment	11,034	35,653	(24,619)
	218,818	228,145	(9,327)
Operating income	157,184	142,247	14,937

Equity in earnings of equity method investments	8,875	5,186	3,689
Interest expense, including amortization	(40,595)	(45,650)	5,055
Interest income	19,997	7,834	12,163
Loss on early extinguishment of debt	—	(25,915)	25,915
Gain on sales-type leases	24,677	33,834	(9,157)
Gain on sale of assets and other	5,994	8,439	(2,445)
	18,948	(16,272)	35,220
Income before income taxes	176,132	125,975	50,157
State income tax expense	(60)	(110)	50
Net income	176,072	125,865	50,207
Allocation of net income attributable to noncontrolling interests	(6,770)	(6,721)	(49)
Net income attributable to Holly Energy Partners	$169,302	$119,144	$50,158
Limited partners’ earnings per unit – basic and diluted	$1.60	$1.13	$0.47
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$261,854	$232,272	$29,582
Adjusted EBITDA(1)	$259,466	$257,711	$1,755
Distributable cash flow(2)	$206,707	$213,058	$(6,351)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	118,033	116,641	1,392
Affiliates – intermediate pipelines	131,873	137,816	(5,943)
Affiliates – crude pipelines	261,117	276,128	(15,011)
	511,023	530,585	(19,562)
Third parties – refined product pipelines	47,805	55,921	(8,116)
Third parties – crude pipelines	131,842	103,955	27,887
	690,670	690,461	209
Terminals and loading racks:
Affiliates	386,400	401,245	(14,845)
Third parties	50,542	49,753	789
	436,942	450,998	(14,056)

Refinery processing units - Affiliates	69,904	60,573	9,331

Total for pipelines and terminal assets (bpd)	1,197,516	1,202,032	(4,516)

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners, L.P. ("Holly Energy Partners") plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt, (ii) goodwill impairment and (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees minus (iv) gain on sales-type leases, (v) gain on significant asset sales, and (vi) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline and terminal tariffs and fees for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These tariffs and fees were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$49,160	$17,813	$169,302	$119,144
Add (subtract):
Interest expense	13,417	14,104	40,595	45,650
Interest Income	(6,835)	(2,803)	(19,997)	(7,834)
State income tax (benefit) expense	(4)	34	60	110
Depreciation and amortization	21,826	26,190	71,894	75,202
EBITDA	77,564	55,338	261,854	232,272
Loss on early extinguishment of debt	—	—	—	25,915
Gain on sales-type leases	—	—	(24,677)	(33,834)
Gain on significant asset sales	—	—	(5,263)	—
Goodwill impairment	—	35,653	11,034	35,653
HEP's pro-rata share of gain on business interruption insurance settlement	—	(6,079)	—	(6,079)
Tariffs and fees not included in revenues	7,312	3,129	21,337	8,603
Lease payments not included in operating costs	(1,606)	(1,606)	(4,819)	(4,819)
Adjusted EBITDA	$83,270	$86,435	$259,466	$257,711
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$49,160	$17,813	$169,302	$119,144
Add (subtract):
Depreciation and amortization	21,826	26,190	71,894	75,202
Amortization of discount and deferred debt charges	763	838	2,992	2,479
Loss on early extinguishment of debt	—	—	—	25,915
Customer billings greater than revenue recognized	(122)	(198)	(301)	(699)
Maintenance capital expenditures (3)	(3,351)	(1,565)	(8,834)	(5,192)
Increase (decrease) in environmental liability	271	29	36	187
Decrease in reimbursable deferred revenue	(2,991)	(3,257)	(10,507)	(9,062)
Gain on sales-type leases	—	—	(24,677)	(33,834)
Gain on significant asset sales	—	—	(5,263)	—
Goodwill impairment	—	35,653	11,034	35,653
Other	1,254	1,391	1,031	3,265
Distributable cash flow	$66,810	$76,894	$206,707	$213,058

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	September 30,	December 31,
	2021	2020
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$12,816	$21,990
Working capital	$3,146	$14,247
Total assets	$2,152,576	$2,167,565
Long-term debt	$1,333,309	$1,405,603
Partners' equity	$437,998	$379,292

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President and
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511